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                                                         OMB APPROVAL
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                                                  OMB Number:          3235-0362
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Keystone, Inc.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    201 Main Street, Suite 3100
--------------------------------------------------------------------------------
                                    (Street)

   Fort Worth                         Texas                 76102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Packaging Dynamics Corporation (PKDY)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     12/31/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     [_]  Form filed by One Reporting Person
     [X]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     7/1/02                   3 (5)                                       196,821        D
$.01 per share
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Common Stock, par value     7/1/02                   3 (5)                                           138        D- By
$.01 per share                                                                                                  Group
                                                                                                                Holdings,
                                                                                                                Inc. (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value     7/1/02                   3 (5)                                        51,961        D- By
$.01 per share                                                                                                  Robert
                                                                                                                M. Bass (3)
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====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

        PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                       CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (OVER)
                                                                 SEC 2270 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


KEYSTONE, INC.

      /s/  Kevin G. Levy                                   February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Name:  Kevin G. Levy
        Title:    Vice President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                          CONTINUATION SHEET TO FORM 5
--------------------------------------------------------------------------------
Name and Address Reporting Person:              Keystone, Inc.
                                                201 Main Street, Suite 3100
                                                Fort Worth, Texas 76102

Issuer Name and Ticker or Trading Symbol:       Packaging Dynamics
Statement for Month/Day/Year:                   Corporation (PDKY)
                                                December 31, 2002
--------------------------------------------------------------------------------
Other Reporting Persons:                        Signatures of Reporting Persons:

Group Holdings, Inc. (2)                        GROUP HOLDINGS, INC.
201 Main Street, Suite 3100
Fort Worth, Texas 76102                         By: /s/ Kevin G. Levy
                                                    ----------------------------
                                                    Kevin G. Levy,
                                                    Vice President

Robert M. Bass (3)                              ROBERT M. BASS
201 Main Street, Suite 3100
Fort Worth, Texas 76102                         By: /s/ Kevin G. Levy
                                                    ----------------------------
                                                    Kevin G. Levy,
                                                    Attorney-in-Fact(4)


Explanation of Responses:

(1) The Reporting Persons may be deemed to be a member of a Section 13(d) "group" that owns more than 10% of the Issuer's outstanding Common Stock. However, the Reporting Persons disclaim such group membership and this report shall not be deemed an admission that any Reporting Person is a member of a
Section 13(d) group that owns more than 10% of the Issuer's outstanding Common Stock for purposes of Section 16 or for any other purpose.

(2) Keystone, Inc. ("Keystone") is the sole stockholder of Group Holdings, Inc. ("Group Holdings"), which is the direct beneficial owner of 138 shares of the Issuer's Common Stock reported herein. Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Act, Keystone may be deemed to be the beneficial owner of the securities beneficially owned by Group Holdings. Pursuant to Rule 16a-1(a)(4) under the Act, this filing shall not be deemed an admission that Keystone is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any securities owned by Group Holdings in excess of such amount.

(3) Robert M. Bass ("RMB") is the beneficial owner of 51,961 shares of the Issuer's Common Stock reported herein. RMB is the President and a controlling person of Keystone, which is the direct beneficial owner of 196,959 shares of the Issuer's Common Stock reported herein. As such, RMB may be deemed to beneficially own such securities pursuant to Rule 16a-1(a)(2)(i). Pursuant to Rule 16a-(a)(4) under the Act, this filing shall not be deemed an admission that RMB is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any such securities in which he does not have a pecuniary interest.

(4) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of Robert M. Bass previously has been filed with the Securities and Exchange Commission.

(5) The Reporting Persons acquired beneficial ownership of the securities reported herein on July 1, 2002.